Exhibit 6.2

QUADRANT BIOSCIENCES INC.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of March, 2018, by and among QUADRANT BIOSCIENCES INC., a Delaware corporation (the “Company”), and each of the Persons and entities listed on Exhibit A hereto as amended from time to time (the “Stockholders”). Unless otherwise specified in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 1.2 of this Agreement.

RECITALS

WHEREAS, the Stockholders deem it in their best interests and for the welfare of the Company to execute this Agreement to provide for certain rights and to promote their mutual interests by imposing certain obligations with respect to their ownership of shares of the Company’s capital stock (the “Shares”);

WHEREAS, the Company and certain of the Stockholders previously executed and adopted that certain Stockholders Agreement, dated as of June 30, 2015 (the “Original Agreement”); and

WHEREAS, the Stockholders and the Company desire to amend and restate the Original Agreement in its entirety as set forth herein and enter into this Agreement in order to effectuate the above purposes and establish the respective rights, obligations, and liabilities of the parties hereto.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (individually, a “Party”; collectively, the “Parties”) hereby agree as follows:

ARTICLE 1
Obligations of Stockholders

1.1        Market Standoff. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Stockholder shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale or, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Company or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the rules of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules. The Market Stand-Off shall in any event terminate two (2) years after the date of the Company’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 1.1. This Section 1.1 shall not apply to Shares registered in the public offering under the Securities Act.

1.2.       Defined Terms. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

“Person” shall mean any natural person, corporation, trust, partnership, limited liability company, association or other entity.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

1.3.       Drag-Along.

(a)       General Provision. If at any time, (x) any unaffiliated third party (such Person, a “Drag-Along Offeror”) makes a bona fide fully-financed good faith offer to purchase all or substantially all of the outstanding capital stock of the Company and (y) holders of more than sixty percent (60%) of the issued and outstanding shares of common stock of the Company (the “Super Majority Stockholders”), accept such offer (the “Drag-Along Transaction”), then, upon not less than 30 days’ written notice from the Company or the Super Majority Stockholders to all stockholders of the Company and the Company (the “Drag-Along Notice”), which Drag-Along Notice shall contain the information set forth below, each Stockholder shall be obligated to accept the terms of such Drag-Along Transaction, and shall sell, Transfer and deliver, or cause to be sold, transferred and delivered, to such Drag-Along Offeror, the Shares pursuant to the terms of such Drag-Along Transaction (and will deliver the Shares to be sold at the closing, free of any adverse interests, liens, claims, or encumbrances). Such Drag-Along Transaction shall be effected on the same terms with respect to each Stockholder as those offered to the Super Majority Stockholders (except as required to satisfy terms of preferred stock, if any, set forth in the certificate of incorporation) and as further set forth in the Drag-Along Notice. The Drag-Along Notice shall set forth the material terms and conditions of the Drag-Along Transaction, including (i) the name and address of the Drag-Along Offeror, (ii) the consideration per Share to be received by the Stockholders, (iii) the terms and conditions of payment offered by the Drag-Along Offeror, and, in the case of consideration in whole or in part other than cash, the fair market value thereof as determined in good faith by the Board of Directors of the Company, which determination shall be evidenced by a resolution filed with the Company, (iv) a statement that the Drag-Along Offeror has been informed of the Drag-Along Rights provided for in this Section 1.3 and has agreed to purchase all of the Company’s outstanding Shares in accordance with the terms hereof and to be bound by such terms, and (v) the approximate date, time, and location of the closing of the sale of the Company’s outstanding Shares to the Drag-Along Offeror.

(b)       Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 1.3(a) above in connection with any proposed Drag-Along Transaction unless:

(i)        any representations and warranties to be made by such Stockholder in connection with the Drag-Along Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (A) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Stockholder in connection with the Drag-Along Transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the Drag-Along Offeror and are enforceable against the Stockholder in accordance with their respective terms, and (D) neither the execution and delivery of documents to be entered into in connection with the Drag-Along Transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency by which such Stockholder is subject or bound;

(ii)       the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Drag-Along Transaction, other than the Company;

(iii)      the liability for indemnification, if any, of such Stockholder in the Drag-Along Transaction and for the inaccuracy of any representations and warranties made by the Company in connection with such Drag-Along Transaction, is several and not joint with any other Person, and is pro rata in accordance with the consideration received by such Stockholder;

(iv)      the Stockholder shall not, in connection with such Drag-Along Transaction, be required to sign a non-compete agreement or agree to any non-compete covenant;

(v)       liability shall be limited to the amount of consideration actually paid to such Stockholder in connection with such Drag-Along Transaction; and

(vi)      upon the consummation of the Drag-Along Transaction, each holder of each class or series of the Company’s stock will receive the same form and amount of consideration for each of its Shares of such class or series as is received by each other holder in respect of each of its Shares of such same class or series of stock.

ARTICLE 2
Miscellaneous

2.1         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each Party hereby irrevocably and unconditionally consents to submit, for any action, proceeding or investigation in any court, arbitration or before any government authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby, to the exclusive jurisdiction of the Delaware Court of Chancery (and agrees not to commence any Litigation relating thereto except in such venue).

2.2        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a Stockholder from time to time.

2.3        Entire Agreement. This Agreement, constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein.

2.4        Severability. In the event that one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

2.5        Amendment and Waiver.

(a)       Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and Stockholders holding at least fifty percent (50%) of the then-outstanding Shares subject to this Agreement, and all such amendments or modifications shall be enforceable by or against all other parties to this Agreement. Notwithstanding the foregoing, (i) if a proposed amendment or modification of this Agreement would adversely affect the rights, preferences or obligations of any party hereto in a unilateral or disproportionate manner to one or more other parties hereto, then the consent of such affected party shall be required; and (ii) the Company shall have the right to amend this Agreement to reflect any Transfer of Shares made in accordance with the provisions of this Agreement or to reflect any issuance of Securities as contemplated by Section 2.10.

(b)       Except as otherwise expressly provided, the obligations of the Company and the rights of the Stockholders under this Agreement may be waived only with the written consent of the Stockholders holding at least fifty percent (50%) of the then-outstanding Shares subject to this Agreement.

2.6       Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Party’s part of any breach, default or noncompliance under the Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

2.7        Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier, or telegram, or fax or e-mail with confirmation of receipt, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth on Exhibit A hereto, or as subsequently modified by written notice. Any notice given to the Company shall be sent to Quadrant Biosciences Inc., Attention: Richard Uhlig, 505 Irving Avenue, Suite 3100AB, Syracuse, NY 13210.

2.8        Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

2.9        Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.10      Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional securities, any purchaser of such securities shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Stockholder” and a party hereunder.

2.11      Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.12      Aggregation of Stock. All Shares held or acquired by affiliated Persons under common management or Control shall be aggregated together for the purpose of determining the availability of any rights, or the determination of any obligations under this Agreement.

2.13      Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

2.14      Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will accrue to a Party or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any Party or his/its heirs, personal representatives, successors, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that such Party or such personal representative has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

2.15      Incorporation of Recitals. The recitals set forth at the commencement of this document are a material element of this Agreement and are hereby incorporated into this Agreement in their entirety.

2.16      Legend. The Stockholders agree that each certificate representing any of the Shares (if so certificated) may be, but shall not be required to be, endorsed with a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT AMONG THE STOCKHOLDERS OF THE COMPANY AS AMENDED FROM TIME TO TIME. A COPY OF SUCH STOCKHOLDERS AGREEMENT IS ON FILE IN THE PRINCIPAL OFFICE OF THE COMPANY.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

QUADRANT BIOSCIENCES INC.

By:
Richard Uhlig, Chief Executive Officer

[Company Signature Page to the Stockholders Agreement of Quadrant Biosciences Inc.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

STOCKHOLDER:

If the Stockholder is an individual please complete and sign here:

Print Stockholder Name

Stockholder Signature

If the Stockholder is a Corporation, Partnership or Limited Liability Corporation please complete and sign here:

Print Stockholder Name

BY:
NAME:
TITLE:

[Stockholder Signature Page to the Stockholders Agreement of Quadrant Biosciences Inc.]